Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
DigitalFX International, Inc.

We hereby consent to the inclusion in the foregoing Registration Statement on Form S-3 of our report dated March 17, 2008 relating to the consolidated financial statements of DigitalFX International, Inc. and Subsidiaries as of December 31, 2007 and for the years ended December 31, 2007 and 2006 which appears in DigitalFX International, Inc.’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 31, 2008. We also consent to the reference to our Firm under the caption “Experts.”

/s/ WEINBERG & COMPANY, P.A.
WEINBERG & COMPANY, P.A.
Certified Public Accountants

Los Angeles, California
April 11, 2008